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                                                              Exhibit 10e



                       FIRST OF AMERICA BANK CORPORATION
                 SUPPLEMENTAL RETIREMENT PLAN TO COMPENSATE FOR
                         NONQUALIFIED SAVINGS DEFERRALS

  WHEREAS, First of America Bank Corporation ("FABC"), a Michigan bank holding corporation, maintains the First of America Bank Corporation Employees' Retirement Plan (Pension Plan), a qualified defined benefit pension plan for its employees and employees of affiliated banks and other subsidiaries, and

  WHEREAS, FABC has entered into nonqualified deferred compensation agreements (the Agreements) with certain employees who are members of a select group of management and highly compensated employees; and

  WHEREAS, FABC has also adopted the First of America Bank Corporation Supplemental Savings Plan (the Supplemental Savings Plan), an unfunded, nonqualified plan designed primarily for the purpose of providing deferred compensation opportunities to a select group of management and highly compensated employees; and

  WHEREAS, the amount of a participant's compensation that may be considered in calculating retirement benefits under the Pension Plan does not include compensation deferred by FABC employees pursuant to the Agreements and the Supplemental Savings Plan; and

  WHEREAS, effective January 1, 1989, the amount of a participant's annual compensation that may be considered in calculating retirement benefits under the Pension Plan is limited to $200,000 (or such greater amount, as adjusted for inflation) by Section 401(a)(17) of the Internal Revenue Code of 1986 (the
Code); and

  WHEREAS, FABC wishes to establish an unfunded, nonqualified supplemental executive retirement plan to provide pension benefits to the above described employees, who are members of a select group of management and highly compensated employees, equivalent to the amount by which their accrued benefits under the Pension Plan are limited due to their participation in the Supplemental Savings Plan and the Agreements (for any such deferrals on or after July 1, 1988) and due to the limit on compensation imposed by Section 401(a)(17) of the Code (the 401(a)(17) Limitation).

  NOW THEREFORE, effective July 1, 1989, FABC adopts the First of America Bank Corporation Supplemental Retirement Plan to Compensate for Nonqualified Savings Deferrals (the Plan) to provide as follows:

  1. PURPOSE OF PLAN. The Plan is established as an unfunded, nonqualified supplemental retirement plan. Benefits shall only be payable to those persons who are participants under the Pension Plan, and whose benefits that would otherwise be payable under the Pension Plan are reduced due to an employee's participation in the Supplemental Savings Plan or the Agreements or due to the 401(a)(17) Limitation.

  2. ELIGIBILITY. Only full-time, salaried employees of FABC (or any of its affiliates) who participate in the Supplemental Savings Plan, have deferred compensation pursuant to the Agreements, or have Monthly Earnings, as defined in the Pension Plan, in excess of one-twelfth of the 401(a)(17) Limitation, as adjusted for inflation, shall participate in this Plan. Such persons are referred to in this





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Plan as Participants.

  3. MEANING OF TERMS. For purposes of this Plan, all of the terms and conditions of the Pension Plan, as in effect now, or as may be amended, shall be deemed to be incorporated herein by reference and made a part of the Plan (including, but not limited to, provisions of the Pension Plan relating to vesting, early retirement date and benefits and late retirement date and benefits), except that the following sections of the Pension Plan shall not be applicable to this Plan.
  Article I, Section 16, "Monthly Earnings"
  Article I, Section 12, "Fund"
  Article I, Section 30, "Trustee"
  Article I, Section 31, "Vested Funds"
  Article IV, Section 6, "Maximum Permissible Benefits Payable from Plan"
  Article VII, "Retirement Benefit Payments"
  Article VIII, "Financing"
  Article X, Section 3, "Non-Alienation of Benefits"
  Article XI, "Amendment"
  Article XII, "Termination of the Plan"
  Article XIII, "Governing Law"

  4. DETERMINATION OF BENEFITS. For purposes of determining benefits payable to Participants under this Plan, the Participant's vested Accrued Benefit (as defined in the Pension Plan) shall first be calculated pursuant to the terms and conditions of the Pension Plan in effect at the time of the Participant's cessation of employment for any reason, except that:

  a) Monthly Earnings, as defined in Article I, Section 16 of the Pension Plan, shall also include:

   (i) Monthly Earnings deferred since July 1, 1988 by a Participant pursuant to the Agreements and the Supplemental Savings Plan; and

   (ii) Monthly Earnings in excess of one-twelfth of the 401(a)(17) Limitation, as adjusted for inflation; and

  b) the vested Accrued Benefit shall be determined without reference to
  Article IV, Section 6 of the Pension Plan, entitled "Maximum Permissible Benefits Payable from Plan".

Such vested Accrued Benefit shall hereinafter be referred to as the Gross Accrued Benefit. Compensation deferred by a Participant pursuant to Section 4(a)(i) shall not include any compensation deferred pursuant to a plan or agreement maintained by an employer prior to the employer's affiliation with FABC or an affiliate of FABC.

  A Participant's vested Accrued Benefit shall then be calculated pursuant to the terms and conditions of the Pension Plan in effect at the time of the Participant's cessation of employment for any reason:

  a) by including only Monthly Earnings, as defined in Article I, Section 16 of the Pension Plan; and





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  b) by adding the benefits determined pursuant to Paragraph 4 of the First of
  America Bank Corporation Unfunded Deferred Excess Benefit Plan.

Such Accrued Benefit shall hereinafter be referred to as the Net Accrued
Benefit.

  Any excess of the Gross Accrued Benefit over the Net Accrued Benefit (hereinafter referred to as the "Supplemental Benefit") shall then be calculated. Such Supplemental Benefit shall be actuarially adjusted for all reasons specified in the Plan, including, but not limited to, early, deferred or late retirement, and alternative forms of benefits payable pursuant to the Pension Plan, and be paid to the Participant (or his designated beneficiary) pursuant to the terms of this Plan.

  Participants, who die while employed, become entitled to disability benefits under the Pension Plan, or will not begin to receive benefit payments from the Pension Plan within one year after the date they terminate employment, will receive a single lump-sum distribution of the present value of the Supplemental Benefit, which shall be determined in accordance with the actuarial assumptions of the Pension Plan in effect at the time of payment (the Current Actuarial Assumptions), within one year following their termination of employment. Participants, who terminate employment on or after their Early, Normal or Late Retirement Date, as such dates are defined in Article III of the Pension Plan, shall be paid their Supplemental Benefit in the same form and commencing on the same date as is their Accrued Benefit is paid pursuant to the Pension Plan.

  5. UNSECURED CREDITORS. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between FABC, its affiliates, Participants or any other person. To the extent that a Participant or any other person acquires a right to receive payments under the terms of this Plan, such rights shall be no greater than the rights of an unsecured general creditor of FABC or its affiliates. Except for payments following a Change in Control, all payments made under the terms of this Plan shall be made from the general funds of FABC, or its affiliates, and no other segregation of assets shall be made for the payment of any benefits under the terms of this Plan to any Participant or beneficiary thereof.

  6. PAYMENT OF BENEFITS UPON CHANGE IN CONTROL. Notwithstanding any other provision of this Plan to the contrary, the present lump-sum value of a Participant's Supplemental Benefit shall be calculated, by using the Current Actuarial Assumptions, within 30 days after the Committee receives notice, knows, or has reason to know that a Change in Control has occurred. Within said 30 days, the Committee shall prepare a listing of such lump-sum amounts for each Participant and shall deliver such list to the Trustee of the Company's Executive Management Plans Trust known to the Committee to hold funds securing the benefits of the Plan, for payment directly to Participants.

  A Change in Control of the Company shall have occurred:

  (a) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), to acquire Voting Stock of the Company if:

   (i) after giving effect to such offer such corporation, person, other entity or group would own twenty-five percent (25%) or more of the Voting Stock of the Company;





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    (ii) there shall have been filed documents with the Securities and
    Exchange Commission ("SEC") in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

    (iii) such corporation, person, other entity or group has secured all required regulatory approvals to own or control twenty-five percent (25%) or more of the Voting Stock of the Company;

  (b) if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

  (c) if any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries) becomes the Beneficial Owner (as defined in the Company's Articles of Incorporation) of stock representing twenty-five percent (25%) or more of the Voting Stock of the Company; or

  (d) if during any period of two (2) consecutive years Continuing Directors cease to comprise a majority of the Company's Board of Directors.

The term " Continuing Director" means:

  (a) any member of the Board of Directors of the Company at the beginning of any period of two (2) consecutive years; and

  (b) any person who subsequently becomes a member of the Board of Directors of the Company; if

    (i) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

    (ii) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

  "Voting Stock" shall mean those shares of the Company entitled to vote generally in the election of directors.

  7. AMENDMENT. FABC, acting through its Board of Directors, reserves the right at any time to terminate, modify or amend any of the provisions of this Plan without the consent of any Participant or beneficiary, provided that no such amendment shall adversely affect the rights of retired Participants or their beneficiaries with respect to benefits in pay status prior to such amendment. In addition, any amendment, modification, suspension or termination of any provision of the Plan may only be made





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effective prospectively, and shall not reduce the benefits accrued under this
Plan to the date of such amendment, modification, suspension or termination.

  8. GENERAL LIMITATIONS AND PROVISIONS. Nothing contained in this Plan shall give any employee the right to be retained in the employment of FABC or any of its affiliates or affect the right of FABC or any of its affiliates to dismiss any employee. The adoption of the Plan shall not constitute a contract between FABC, or any of its affiliates, and any employee.

  9.  ADMINISTRATION. FABC's Retirement Committee ( as defined in the Pension
Plan) shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties.

  10. ALTERNATE PAYMENT OF BENEFITS. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, any payment due him or his estate (unless a prior claim therefor has been made by duly appointed legal representative), then the Committee may direct that benefits under this Plan be paid to his spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, FABC, FABC's affiliates and the Committee.

  11. NONALIENABILITY. Except as otherwise required by law, no amount payable under this Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, or be subject to the debts or liabilities of any person. Any attempt to alienate any amount under this Plan payable presently or in the future, shall be void. If any person shall attempt to, or shall alienate, sell, transfer or assign, pledge, attach, charge, or otherwise encumber any amount payable under this Plan, or if any amount payable to a person would be subject to that person's debts and liabilities, so that such person would not be able to enjoy such amount, then the Committee may elect to direct that such amount be withheld and that the same be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them, in such manner and proportion as the Committee may deem proper.

  12. NO PERSONAL LIABILITY - COMMITTEE. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and FABC shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of FABC to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.

  13. DESIGNATION OF BENEFICIARIES. Each Participant shall file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under this Plan in the event of his death. A designation of beneficiary filed by a Participant with respect to his benefits under the Pension Plan shall be deemed a designation of beneficiary by such Participant for purposes of this Plan.





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  A Participant may revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling, except that no designation, change or revocation shall be effective unless received by the Committee prior to the Participant's death, and in no event shall such designation be effective prior to the date received by the Committee. If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or such designation conflicts with law, payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate.

  If the Committee is in doubt as to the right of any person who receives such amount, the Committee may retain such amount without liability for any interest thereon, until the rights to such amount are determined or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of FABC, FABC's affiliates, the Plan and the Committee.

  14. FEDERAL INCOME TAX WITHHOLDING. FABC may withhold from any benefits payable under this Plan any and all taxes required pursuant to any law or governmental regulation or ruling.

  15. APPLICABLE LAW. This Plan shall be construed and enforced according to the laws of the State of Michigan to the extent not pre-empted by Federal Law.

  16. BINDING NATURE OF PLAN. This Plan shall be binding upon the successors and assigns of FABC and the heirs and successors of Participants.

  IN WITNESS WHEREOF, the foregoing Plan has been executed by First of America Bank Corporation, by a duly authorized officer this 14 day of May, 1991.

Attest:                      FIRST OF AMERICA BANK CORPORATION


/s/ ALLAN BOWERS             By: /s/ RICHARD V. WASHBURN
- ----------------------           -------------------------------
Allan D. Bowers                         Richard V. Washburn
Corporate Benefits Manager      Its:    Sr. Vice President - First of America
                                        Bank Corporation





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